Exhibit D

STRICTLY PRIVATE AND CONFIDENTIAL

To:                             New Wave MMXV Limited (the “Borrower”)

Attn:                    Charles Guowei Chao

28 September 2020

Dear Sirs,

Project Shining — Commitment Letter

You have advised us that you, a company incorporated in the British Virgin Islands and controlled by Mr. Charles Chao (“Mr. Chao”), Chairman and Chief Executive Officer of Sina Corporation (the “Target”), are proposing to acquire all the outstanding ordinary shares of the Target by way of the merger of the Target with New Wave Mergersub Limited (the “Merger Sub”) formed by New Wave Holdings Limited (the “Parent”), a newly formed wholly-owned subsidiary of the Borrower, pursuant to the agreement and plan of merger (the “Merger Agreement”) to be entered into among the Parent, the Merger Sub and the Target (the “Merger”), with consummation of the Merger (the “Effective Time”) taking place subject to the terms and conditions of the Merger Agreement.

We, China Minsheng Banking Corp., Ltd. Hong Kong Branch (the “Mandated Lead Arranger” and the “Underwriter”, together the “Commitment Parties”), are pleased to set out the terms and conditions on which the Mandated Lead Arranger irrevocably commits to arrange, and the Underwriter irrevocably commits to underwrite and provide, a term facility of up to US$832,000,000 (the “Facility”) in connection with the Merger.

This letter is to be read together with the term sheet attached hereto as Appendix A (the “Term Sheet”, together with this letter, the “Commitment Letter”) and a fee letter in relation to the Facility signed by the Borrower and dated 26 September 2020 (the “Commitment Documents”).  Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter, has the same meaning when used in this Commitment Letter.

1                                         COMMITMENT

The Mandated Lead Arranger hereby irrevocably commits to arrange, and the Underwriter hereby irrevocably commits to underwrite and provide, 100% of the Facility subject only to the terms and conditions set out in paragraph 4 (Undertaking Conditions) of this Commitment Letter and the Term Sheet (such respective commitments by the Mandated Lead Arranger and the Underwriter being the “Commitments” of the Mandated Lead Arranger or, as the case may be, the Underwriter).

2                                         GRANT OF MANDATE

2.1                               The Mandated Lead Arranger is hereby engaged and mandated as exclusive arranger and bookrunner of the Facility and the Underwriter is hereby engaged and mandated as exclusive underwriter of the Facility.

2.2                               Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter, you shall ensure that none of you, any of your shareholders, any Borrower Group Member, or any affiliate of any of the foregoing appoints, or awards any title to, any person (other than the Commitment Parties) in connection with arranging and/or underwriting the Facility or any other financing to fund the Merger (or any part thereof) without our prior written consent (unless otherwise agreed by the Commitment Parties).  Except as otherwise provided in the Commitment Documents, no fees or compensation in connection with the Facility or any other financing to fund the Merger shall be payable to anyone without the prior written consent of the Mandated Lead Arranger.

3                                         INFORMATION

3.1                               You hereby represent and warrant that:

(a)                                 (insofar as it relates to any member of the Target Group, to your knowledge having made due and careful enquiry) all written (including emails) factual information (other than Projections, budgets, estimates, forward looking statements and information of a ogeneral economic or general industry nature concerning you or the Target or your or its respective subsidiaries) that has been or will be made available to us by or on behalf of you or any of your shareholders in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is true and accurate in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time up to and including the time when such representation or warranty is made or repeated); and

(b)                                 any projections and forecasts that have been or will be made available to any of us by or on behalf of you or any of your shareholders (the “Projections”), have been or will be prepared in good faith on the basis of recent historical information and based upon assumptions believed by you in good faith to be reasonable at the time such Projections are furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

3.2                               The representations and warranties set out in paragraph 3.1 are deemed to be made by you (a) on the date of this Commitment Letter and (b) (to the extent that they relate to any Information provided on or after the date of this Commitment Letter) on each date on which such Information is provided, in each case, until the date on which the Facility Agreement is signed.

3.3                               You shall promptly notify the Mandated Lead Arranger in writing at any time prior to the Closing Date after becoming aware that any representation and warranty set out in paragraph 3.1 above is incorrect or misleading and agree to use commercially reasonable efforts to supplement the Information promptly from time to time to ensure that each such representation and warranty, as supplemented, is correct in any material respect when made.

4                                         UNDERWRITING CONDITIONS

The Underwriter’s agreement to underwrite and fund (and, where applicable, to perform other specified roles with respect to) the Facility is subject only to satisfaction of the following conditions:

(a)                                 execution of a facility agreement (that is mutually acceptable to you and the Commitment Parties, reflecting the terms and conditions as set out in the Term Sheet) by all parties thereto (the “Facility Agreement”) in accordance with paragraph 6 (Execution of Facility Agreement) of this Commitment Letter;

(b)                                 satisfaction (or waiver by the Underwriter) of all conditions precedent to the availability and funding of the Facility under this paragraph 4 (Underwriting Conditions) and the conditions precedent as specified in the Term Sheet; and

(c)                                  subject to paragraph 5.3, in respect of the Underwriter, it not becoming unlawful and not violating any regulatory requirements after the date of this Commitment Letter in an applicable jurisdiction for the Underwriter (or any affiliate of such Underwriter) if the Underwriter were to fund, make available and maintain its participation in the Facility and perform its obligations under the Commitment Documents and the Facility Agreement, and upon satisfaction or waiver (by the Underwriter) of such conditions, the funding under the Facility shall occur.

5                                         CERTAIN FUNDS

5.1                               The Commitments in respect of the Facility are made on a certain funds basis, which will be set out in the Facility Agreement, during the Certain Funds Period.  Accordingly, and notwithstanding anything to the contrary herein or in any Commitment Document, during the Certain Funds Period, the only conditions precedent to the availability and funding of the Facility are as expressly set out in paragraph 4 (Underwriting Conditions) of this Commitment Letter.

5.2                               Each Commitment Party confirms that:

(a)                                 its Commitments hereunder have been approved by its credit committees and all other relevant internal bodies of it required to provide such Commitments hereunder, and does not require any further internal credit sanctions or other internal approvals with respect to the provision of such Commitments; and

(b)                                 it has completed and is satisfied with the results of all client identification procedures that it is required to carry out in connection with making the Facility available in connection with the Merger in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements); and

(c)                                  it has no further due diligence requirements in respect of the Facility and, for the avoidance of doubt, does not require any additional reports or due diligence investigations to be carried out and that its Commitments, and the entry into of the Facility Agreement by it, is not conditional upon any such further report or investigation other than those specified in the Term Sheet.

5.3                               On or before the Closing Date, if it becomes unlawful in any applicable jurisdiction for any Commitment Party to perform any of its obligations as contemplated by the Commitment Documents or (in the case of the Underwriter) to fund or maintain its participation under the Facility, the Mandated Lead Arranger or the Underwriter (as appropriate) shall:

(a)                                 promptly notify you upon becoming aware of the event; and

(b)                                 in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in its obligations under the Commitment Documents or (in the case of the Underwriter) its Commitment to underwrite and fund the Facility not being available, including (but not limited to) transferring its rights and obligations under the Commitment Documents to one or more of its Affiliates, provided that:

(i)                                     you shall promptly indemnify such Commitment Party for all costs and expenses reasonably and properly incurred by such Commitment Party as a result of steps taken by it pursuant to this paragraph (b); and

(ii)                                  such Commitment Party is not obliged to take any such steps if, in the opinion of such Commitment Party (acting reasonably), to do so might be materially prejudicial to it.

6                                         EXECUTION OF FACILITY AGREEMENT

6.1                               Each of the parties hereto undertake to negotiate in good faith, to use all reasonable commercial efforts and to allocate sufficient resources and personnel for the purposes of such negotiations, to agree the terms of, and upon such agreement to enter into, the Facility Agreement and the other finance documents (required to be entered into as a condition precedent to the initial funding of the Facility in the Facility Agreement) in all relevant capacities, as soon as reasonably practicable following the issuance of this Commitment Letter by the Commitment Parties to the Borrower and in any event by or on the date falling six (6) months after the date of this Commitment Letter.

6.2                               Each Commitment Party’s undertaking under paragraph 6.1 above shall expire on the termination or expiry of this Commitment Letter.

6.3                               The Transaction Security and any other Finance Documents that are required as conditions precedent to the utilisation under the Facility Agreement as specified in Schedule 1 of the Term Sheet shall be drafted and negotiated between each of the parties hereto in good faith.

7                                         UNDERTAKING TO PAY

7.1                               You undertake to pay (or to procure payment) to each of the Indemnified Persons (as defined below) as soon as reasonably practicable, and in any event within five (5) Business Days following demand, an amount equal to any liability, damages, cost, loss or expense (each, a “Loss”) (including reasonable and documented legal fees) incurred by any of the Mandated Lead Arranger, the Underwriter, the lender or any of their respective affiliates or any of their (or their respective affiliates’) directors, officers, employees or agents (each, an “Indemnified Person”) arising out of, in connection with or based on any action, claim, suit, investigation or proceeding (in each case, whether or not any Indemnified Person is party and including any action, claim, investigation or proceeding to preserve or enforce rights) commenced, pending or threatened in relation to:

(a)                                the Merger or other transactions contemplated by the Commitment Documents or any Finance Documents;

(b)                                the performance by any Indemnified Person of its obligations under any Commitment Document or any Finance Document;

(c)                                 the use of proceeds of the Facility;

(d)                                any breach by the Borrower of any of the terms of the Commitment Documents,

except to the extent that such Loss resulted primarily from (a) the gross negligence or wilful misconduct of such Indemnified Person, (b) any breach by such Indemnified Person of any term of the Commitment Documents or any confidentiality undertaking with any of your shareholders or any Group Member, (c) any wilful breach by such Indemnified Person of any applicable law or (d) claims of an Indemnified Person solely against one or more other Indemnified Persons and not arising out of any act or omission by you, any of your shareholders, any Group Member or any affiliate thereof.

7.2                               You undertake to pay (or to procure payment) to each Indemnified Person within five (5) Business Days of demand an amount equal to any cost or expense (including reasonable and documented legal fees) incurred by such Indemnified Person in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the matters set forth in paragraph 7.1, whether or not any Indemnified Person is a party.

7.3                               No Commitment Party shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made under paragraph 7.1 or 7.2.

7.4                               You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your affiliates for or in connection with anything referred to in paragraph 7.1 except for (a) any breach of any Commitment Document or the Facility Agreement or (b) any such liability for losses, claims, damages or liabilities incurred by you or any of your affiliates that in each case resulted primarily from the gross negligence or wilful misconduct of that Indemnified Person.  No Indemnified Person shall be responsible or have any liability to you or any of your affiliates or anyone else for consequential losses or damages.

7.5                               Each Indemnified Person shall, to the extent legally permissible and reasonably practicable and (in the determination of such Indemnified Person) not prejudicial to the interests of such Indemnified Person, consult with you in connection with the conduct of any defence in connection with any action, claim, suit, proceeding or investigation against such Indemnified Person in respect of which such Indemnified Person seeks indemnification under paragraph 7.1 or 7.2.  On the date on which the Facility Agreement becomes effective, your obligations under this paragraph 7 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7 shall cease to have effect, (in each case) to the extent that equivalent indemnities are given by you under the Facility Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 7 at the time when this paragraph 7 is so terminated or superseded.

7.6                               All payments to be made by you under the Commitment Documents:

(a)                                 shall be paid in the currency specified in the Commitment Documents (or, if not so specified, as specified in the applicable invoice(s) for such payment(s)) and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arranger, the Underwriter or the applicable Indemnified Person (as the case may be) notifies to you from time to time;

(b)                                 shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law.  If a Tax Deduction is required to be made by law, the amount of the applicable payment due from you shall be increased to an amount which (after making such Tax Deduction) leaves an amount equal to such payment which would have been due if no such Tax Deduction had been required; and

(c)                                  are exclusive of any value added tax or similar charge (“Indirect Tax”).  If any Indirect Tax is chargeable in respect of any such payment, you shall also and at the same time pay to the recipient of such payment an amount equal to the amount of such Indirect Tax.

8                                         FEES AND EXPENSES

8.1                               Subject to paragraph 8.3, fees shall be payable by the Borrower to the Commitment Parties pursuant to the Fee Letter.

8.2                               It is expressly understood and acknowledged by all parties that notwithstanding any other provision of any Commitment Document, no fees, costs or expenses will be required to be paid by you or any of your affiliates (subject to paragraphs 7 and 8.3) under the Commitment Documents in connection with the Facility unless and until the date of initial utilisation of the Facility occurs, except for the Commitment Fees (as defined in the Fee Letter) which are payable pursuant to the Fee Letter.

8.3                               You shall, within five (5) Business Days of written notice from any of us or our legal advisors, pay (or procure payment of) all reasonable costs and expenses (including legal fees in the amount agreed with you) incurred by us or any of our affiliates in connection with the negotiation, preparation, printing and execution of any Commitment Document or any Finance Document.

8.4                               Your obligations under paragraph 8.3 above shall be effective whether or not the Facility Agreement is signed or any utilisation is made thereunder and whether or not the Closing Date occurs.

9                                         CONFIDENTIALITY

9.1                               The parties acknowledge that the terms and conditions of the Commitment Documents are confidential and are not to be disclosed to or relied upon by anyone else, except disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)                                 to the Target Group and the current direct or indirect owners and management of the Target Group or any of their affiliates and their respective officers, directors, employees, investors and advisors or any of their affiliates on a “need to know” and confidential basis for purposes of the Merger;

(b)                                 to any of your affiliates, your shareholders, the Mandated Lead Arranger, the Underwriter and the lender or to any of your or their respective officers, directors, employees, attorneys, accountants, agents, investors, auditors, agents and advisors on a “need to know” and confidential basis for purposes of the Merger and/or the Facility;

(c)                                  to any person to the extent required by law, regulation, rule or applicable governmental, regulatory or administrative authority (including any applicable stock exchange and the US Securities and Exchange Commission) or court, or required pursuant to any legal, arbitral or administrative proceedings or process (in which case, the disclosing party agrees to inform the other parties promptly thereof, to the extent permitted by applicable laws);

(d)                                 in connection with the establishment of any due diligence defence;

(e)                                  in connection with any preservation or enforcement of rights under any Commitment Document;

(f)                                   by any Commitment Party on a “need to know” and confidential basis to any potential Lender looking to participate in the Facility who has been made aware of and agrees to be bound by the obligations under this paragraph 9, on condition that such Commitment Party shall not disclose to any potential Lender any information regarding fees payable under the Fee Letter;

(g)                                  to any person by any party to the extent that such information becomes publicly available other than by reason of the violation of this paragraph 9 by any party; or

(h)                                 to any person by any party if the other parties consent.

9.2                               Notwithstanding anything to the contrary in any Commitment Document, on the date the Facility Agreement become effective, the obligations of the Commitment Parties under this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.

9.3                               For the avoidance of doubt, the provisions of this paragraph 9 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any of us or our respective affiliates or our or their respective representatives in favour of you or any of your shareholders or the Target or any of your or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement).

10                                  NO ANNOUNCEMENTS

Each of the parties shall not make, and shall cause each of its affiliates not to make, any public announcement regarding the Merger or the Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation, rule or competent governmental or regulatory authority (including any competent stock exchange and the US Securities and Exchange Commission) or court.  On and after the date on which the Merger is publicly announced or disclosed, each Commitment Party shall have the right, at its own expense, to disclose its participation in the Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

11                                  OTHER ROLES

11.1                        You acknowledge that each Commitment Party and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions contemplated by the Commitment Documents, the Merger and otherwise.

11.2                        You and each Commitment Party acknowledge that each Commitment Party or any affiliate thereof may act in more than one capacity in relation to the transactions contemplated by the Commitment Documents and/or the Merger, and may have conflicting interests in respect of such different capacities.

11.3                        No Commitment Party shall use confidential information obtained from you or any of your affiliates by virtue of the transactions contemplated by the Commitment Documents or its other relationships with you and your affiliates in connection with the performance by it of services for other companies, or furnish any such information to any such other companies.

11.4                        You acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by the Commitment Documents or the Merger, or to furnish to you or any of your affiliates, confidential information obtained from any other source.

11.5                        You further acknowledge that the Commitment Parties and their respective affiliates is or may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each such party may provide investment banking and other financial services to any person, and/or acquire, hold or sell (at its sole discretion), for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of any of your shareholders, any Target Group Member, any Borrower Group Member and other companies or entities with which any Original Obligor or any Target Group Member or Borrower Group Member may have commercial or other relationships.

11.6                        You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by the Commitment Documents and the process leading thereto.  Additionally, you acknowledge and agree that no Commitment Party has advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Commitment Documents.

12                                  ASSIGNMENT OR TRANSFER

No party hereto may assign or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the other parties.

13                                  TERMINATION

13.1                        Subject to paragraph 14 (Survival), this Commitment Letter shall terminate with immediate effect upon the earlier of:

(a)                                 any of the Mandated Lead Arranger or the Underwriter giving you notice terminating its obligations under the Commitment Documents, provided that such notice may only be given if:

(i)                                     you inform us in writing that you are withdrawing your offer for the Merger or are otherwise abandoning the Merger;

(ii)                                  the offer for the Merger is rejected or the merger process of the Merger is terminated;

(iii)                               the Merger Agreement is terminated in accordance with its terms; or

(iv)                              the Effective Time does not occur by the Long Stop Date (as defined in the Merger Agreement);

(b)                                 the date falling six (6) months after the date of this Commitment Letter.

13.2                        You shall promptly notify the Mandated Lead Arranger and the Underwriter of any withdrawal by you of your offer for the Target Shares, the abandonment of the Merger by you or the occurrence of any event or circumstance falling within paragraph 13.1(a).

13.3                        Subject to paragraph 14 (Survival), this Commitment Letter shall terminate on the date the Facility Agreement becomes effective.

14                                  SURVIVAL

14.1                        The terms of paragraph 1 (Commitment), paragraph 2 (Grant of Mandate), paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 6 (Execution of Facility Agreement) (insofar as it relates to any Finance Document that is to be executed after execution of the Facility Agreement and that has not yet been entered into), paragraph 7 (Undertaking to Pay) (to the extent specified in paragraph 7.5), paragraph 8 (Fees and Expenses), paragraph 9 (Confidentiality) (to the extent of your obligations thereunder), paragraph 10 (No Announcements) to paragraph 12 (Assignment or Transfer), and this paragraph 14 to paragraph 19 (Integration) inclusive shall survive and continue after the date the Facility Agreement becomes effective, except that your obligations under this Commitment Letter (other than the information update obligations, which obligations shall terminate on the Closing Date) shall automatically terminate and be superseded by the Facility Agreement upon the signing of the Facility Agreement, and you shall be released from all liability in connection therewith at such time.

14.2                        Without prejudice to paragraph 14.1, paragraph 8 (Fees and Expenses) to paragraph 19 (Integration) inclusive shall survive and continue after any termination or expiry of any Commitment Document, whether as a result of paragraph 13 (Termination) or otherwise.

15                                  MISCELLANEOUS

15.1                        No waiver or amendment of any provision of any Commitment Document shall be effective unless it is in writing and signed by all of the parties to this Commitment Letter.

15.2                        The failure by any Commitment Party to exercise or any delay by any Commitment Party  in exercising any right or remedy shall not constitute a waiver of such right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy.  Except as expressly provided in the Commitment Documents, the rights and remedies of the Commitment Parties contained in the Commitment Documents are cumulative and not exclusive of any rights or remedies provided by law.

15.3                        Each Commitment Party may delegate, by prior written notice to you, any or all of its rights and obligations under the Commitment Documents to any of its subsidiaries or affiliates (each a “Delegate”) and may designate any Delegate as responsible for the performance of any of its appointed functions under the Commitment Documents provided that each Commitment Party shall remain liable to you and any other Commitment Party for the performance of such rights and obligations by its Delegate and for any loss or liability suffered by you or any other Commitment Party as a result of such Delegate’s failure to perform such obligations.  Each Delegate may rely on this letter.

15.4                        Except for any Indemnified Person, a person who is not a party to this Commitment Letter has no right to enforce or to enjoy the benefit of any term of this Commitment Letter under the Contracts (Rights of Third Parties) Ordinance (Cap. 623).  The Commitments are given for your benefit only and may not be relied upon by any other person.

15.5                        Notwithstanding any other term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.

15.6                        None of the provisions of any Commitment Document constitutes any Commitment Party a fiduciary, advisor or agent of the Borrower, any of your shareholders, any Borrower Group Member or Target Group Member or any affiliate of any of the foregoing.

16                                  COUNTERPARTS

Each Commitment Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of such Commitment Document.

17                                  NOTICES

17.1                        Any communication to be made under or in connection with any Commitment Document shall be made in writing and, unless otherwise stated, may be made by letter.

17.2                        Notices and communications to be given to you by any Commitment Party under any Commitment Document shall be sent to:

Name:                                                           New Wave MMXV Limited

Address:                                                 c/o 7/F SINA Plaza

No. 8 Courtyard 10 West

Xibeiwang East Road

Haidian District

Beijing 100193

People’s Republic of China

Attention:                                         Mr. Charles Chao

Email:                                                            charlesc@staff.sina.com.cn

or such other address and/or details as may from time to time be notified by you to each Commitment Party.

17.3                        Notices and communications to be given by you to any Commitment Party under any Commitment Document shall be sent to:

(in the case of the Mandated Lead Arranger or the Underwriter )

Name:                                                           China Minsheng Banking Corp., Ltd. Hong Kong Branch

Address:                                                 40/F., Two International Finance Centre,

8 Finance Street, Central, Hong Kong

Attention:                                         Che Yan / Wang Qian

Email:                                                            cheyan@cmbc.com.cn / wangqian45@cmbc.com.cn

or such other address and/or details as may from time to time be notified by each Commitment Party to you.

18                                  GOVERNING LAW

18.1                        This Commitment Letter is governed by Hong Kong law.

18.2                        The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Commitment Letter.

19                                  INTEGRATION

19.1                        The Commitment Documents set out the entire agreement between you, the Mandated Lead Arranger and the Underwriter as to arranging and underwriting the Facility and supersede any prior oral and/or written understandings or arrangements between the parties hereto relating to the Facility or the financing of the Merger.

19.2                        Each of the parties hereto agrees that each of the Commitment Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith), in each case subject to and in accordance with the terms of the Commitment Documents.

This Commitment Letter shall become effective as of the date of this Commitment Letter.  We look forward to working with you on this transaction.

Yours faithfully,

For and on behalf of

China Minsheng Banking Corp., Ltd. Hong Kong Branch

(a joint stock limited company incorporated in the People’s Republic of China)

as Mandated Lead Arranger and Underwriter

/s/ Li Ming
Name: Li Ming
Title: Deputy Chief Executive Officer

APPENDIX A

PROJECT SHINING - TERM SHEET